CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated April 19, 2010 on Dreyfus BASIC Money Market Fund, Inc. and Dreyfus BASIC U.S. Government Money Market Fund for the fiscal year ended February 28, 2010 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-46490 and 811-6604) of Dreyfus BASIC Money Market Fund, Inc.

ERNST&YOUNGLLP

New York, New York
June 24, 2010